EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
             Quarter Ended September 26, 1999 and September 27, 1998

             (Thousands of Dollars and Shares Except Per Share Data)



                                          1999                 1998
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------

Net earnings                       $ 85,170    85,170     61,330    61,330
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           194,834   194,834    198,018   198,018
  Exercise of stock
   options and warrants:
    Actual                              131       131        497       497
    Assumed                               -     5,732          -     7,509
  Purchase of common stock             (353)     (353)    (1,462)   (1,462)
                                    -------   -------    -------   -------
    Total                           194,612   200,344    197,053   204,562
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .44       .43        .31       .30
                                    =======   =======    =======   =======